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                                     [LOGO]

                                          June 13, 1997

Dear Stockholder:

Our 1996 Annual Report describes some of the exciting plans we have for our company. The accompanying Proxy Statement-Prospectus relates to a Combined Annual and Special Meeting of Stockholders scheduled for July 23, 1997. We have called the Meeting for you, our stockholders, to consider a set of proposals for a strategic restructuring of the company. I'd like to quote from the Annual Report to set the stage for these proposals:

     THE NEXT PHASE Our company's future began on January 7, 1997. On that day, we announced a major restructuring that will allow each of our world-leading businesses to reveal its inherent value. When completed this summer, the transaction will separate General Instrument into three new public companies: NextLevel Systems, Inc., encompassing our high-growth cable television, satellite television, telephony and data networking businesses; CommScope, Inc., the world's leader in coaxial and electronic cables; and General Semiconductor, Inc., currently the Power Semiconductor Division, a leader in power rectifiers and transient voltage suppressors.

     WHY RESTRUCTURE? Each of our three new companies will have the entrepreneurial energy of a start-up, combined with the competitive strength, customer base and presence of a world market leader. Shareholders will have three pure-play companies, each focused on growth in specific markets.

On the following pages are questions and answers that will highlight some of the important information to be found in the accompanying Proxy
Statement-Prospectus. If you have any questions about the Meeting, please call Morrow & Co. (800-566-9061).

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                                               Sincerely,

                                               [LOGO]
                                               Richard S. Friedland
                                               Chairman of the Board and
                                               Chief Executive Officer

          [LOGO]               [LOGO]                         [LOGO]
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     THE FOLLOWING QUESTIONS AND ANSWERS PROVIDE A SUMMARY OF CERTAIN
     INFORMATION CONTAINED IN THE PROXY STATEMENT-PROSPECTUS (THE "PROXY STATEMENT-PROSPECTUS"), DATED JUNE 13, 1997, OF GENERAL INSTRUMENT CORPORATION ("GI"), NEXTLEVEL SYSTEMS, INC. ("NEXTLEVEL SYSTEMS") AND COMMSCOPE, INC. ("COMMSCOPE"). THESE QUESTIONS AND ANSWERS MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO GI. FOR A MORE COMPLETE DESCRIPTION OF THE TRANSACTIONS DISCUSSED HEREIN, STOCKHOLDERS SHOULD CAREFULLY READ THE ENTIRE PROXY STATEMENT-PROSPECTUS AND ITS ANNEXES.

WHAT IS THE PURPOSE OF THE COMBINED ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS?

At the Meeting, you will be asked to consider and vote on two sets of proposals, the Distribution Proposals and the Annual Meeting Proposals.

THE DISTRIBUTION PROPOSALS. These proposals relate to dividing the Company into its three separate businesses by way of tax-free spin-offs to stockholders (the "Distribution"):

- NEXTLEVEL SYSTEMS, INC., which manufactures and sells broadband communications systems products used in the cable television, satellite and telecommunications industries.

- COMMSCOPE, INC., which manufactures and sells coaxial, fiber optic and other electronic cable used in the cable television, satellite, local area network and other industries.

- GENERAL SEMICONDUCTOR, INC., which manufactures and sells discrete power rectifiers and transient voltage suppression components used in telecommunications, automotive, commercial and consumer electronics products.

Under the Distribution Proposals we are also asking for approval to change the name of General Instrument Corporation to General Semiconductor, Inc. and to effect a one-for-four reverse split of the General Semiconductor common stock. Both of these actions would occur following the Distribution.

ANNUAL MEETING PROPOSALS. These proposals relate to declassifying the Company's Board of Directors, resulting in the annual election of all directors starting in 1998, and the election of four directors. If the Distribution is approved, these proposals will not affect NextLevel Systems or CommScope.

WHY IS GI PROPOSING TO SEPARATE INTO THREE DISTINCT COMPANIES?

The three companies have different dynamics and business cycles, serve different markets and customers, are subject to different competitive forces and must be managed with different long-term and short-term strategies and goals.

The Distribution will allow the management of each company to focus on its own business, organize its capital structure, evaluate its growth opportunities, allocate its resources, develop corporate strategies and design equity-based compensation programs targeted to its own performance.

DESCRIBE THE THREE BUSINESSES.

NEXTLEVEL SYSTEMS will be a leading worldwide supplier of systems and equipment for high-performance networks delivering video, voice and data/Internet services. It is organized into three business units:

- Broadband Networks Group is the world leader in digital and analog set-top systems for wired and wireless cable television networks, as well as hybrid fiber/coaxial network transmission systems used by cable television operators.

- Satellite Data Networks Group is a leading provider of digital satellite systems for satellite programmers, direct-to-home satellite network providers and private networks for business communications, as well as SURFboard-TM-high-speed cable modems and related network equipment.

- Next Level Communications provides telephone network solutions through its NLevel(3) Switched Digital Services system.

Historical and pro forma financial information for NextLevel Systems begins on page 59 of the Proxy Statement-Prospectus, and a more detailed description of the NextLevel Systems business begins on page 97 of the Proxy
Statement-Prospectus.

COMMSCOPE is the leading worldwide supplier of coaxial cable for broadband communications. CommScope is the largest manufacturer and supplier of coaxial cable for cable television applications and is a leading supplier of coaxial cable for satellite television and other broadband video distribution applications. It also manufactures and sells electrical and optical cable for local area network and other high-performance cable applications.

Historical and pro forma financial information for CommScope begins on page 75 of the Proxy Statement-Prospectus, and a more detailed description of the
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CommScope business begins on page 108 of the Proxy Statement-Prospectus.

GENERAL SEMICONDUCTOR is a world leader in the design, manufacture and sale of low- to medium-power rectifiers and transient voltage suppression components. These products are used throughout the electrical and electronics industries to condition current and voltage, and to protect electrical circuits from power surges. Applications for General Semiconductor's products include consumer electronics, telecommunications, computers, lighting ballast, home appliances, automotive and industrial products.

Pro forma financial information for General Semiconductor begins on page 86 of the Proxy Statement-Prospectus, and a more detailed description of the General Semiconductor business begins on page 117 of the Proxy Statement-Prospectus.

WHEN WILL THE DISTRIBUTION OCCUR?

GI expects that the Distribution will be completed shortly after the Meeting of Stockholders.

WHAT WILL GI STOCKHOLDERS RECEIVE IN THE DISTRIBUTION?

GI stockholders will receive:

1. one share of NextLevel Systems common stock for each share of GI common stock; and

2. one share of CommScope common stock for each three shares of GI common stock and a cash payment based on the market value of any remaining fraction of a share of CommScope they would otherwise receive.

Immediately following the Distribution, GI will change its name to General Semiconductor and effect a one-for-four reverse split of its common stock. At this time, GI stockholders will be asked to return their GI stock certificates and will then receive an account statement reflecting ownership of shares of General Semiconductor after the reverse split. General Semiconductor will also make a cash payment to stockholders based on any interest they may have in a fraction of a General Semiconductor share after the reverse split.

DOES A GI STOCKHOLDER HAVE TO PAY TAXES ON THE TRANS-
ACTION?

The distribution of common stock in the three companies will generally be tax free to GI stockholders for U.S. federal income tax purposes. Prior to the Distribution, we must obtain a ruling from the Internal Revenue Service confirming the tax-free status of the transaction for U.S. federal income tax purposes. The tax consequences of the transaction are set out in detail on page 58 of the Proxy Statement-Prospectus.

WILL THE THREE COMPANIES BE LISTED ON THE NEW YORK STOCK EXCHANGE?

Yes. Effective as of the Distribution, the three companies will be listed on the New York Stock Exchange under the following ticker symbols:

- NextLevel Systems: NLV

- CommScope: CTV

- General Semiconductor: SEM

WHAT DOES A GI STOCKHOLDER NEED TO DO NOW?

Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Meeting at which the transaction will be considered.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES. If you continue to hold your GI shares at the time of the Distribution, you will automatically receive your shares in NextLevel Systems and CommScope, as well as any cash owed to you for any interest you may have in a fraction of a CommScope share. Following the Distribution, you will be asked to send your GI stock certificate to General Semiconductor's transfer agent and will, in return, receive an account statement reflecting ownership of shares of General Semiconductor after the one-for-four reverse split. General Semiconductor will also make a cash payment to you based on any interest you may have in a fraction of a General Semiconductor share after the reverse split.
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Following the Distribution, the three new companies can be
reached as follows:

NEXTLEVEL SYSTEMS, INC.
8770 West Bryn Mawr Avenue
Chicago, Illinois 60631
Tel 773-695-1000

New York Stock Exchange
Ticker Symbol: NLV

BROADBAND NETWORKS GROUP
2200 Byberry Road
Hatboro, Pennsylvania 19050
Tel 215-674-4800

SATELLITE DATA NETWORKS GROUP
6262 Lusk Boulevard
San Diego, California 92121
Tel 619-455-1500

NEXT LEVEL COMMUNICATIONS
6085 State Farm Drive
Rohnert Park, California 94928
Tel 707-584-6820

COMMSCOPE, INC.
1375 Lenoir-Rhyne Boulevard
Hickory, North Carolina 28601
Tel 704-324-2200

New York Stock Exchange
Ticker Symbol: CTV

GENERAL SEMICONDUCTOR, INC.
10 Melville Park Road
Melville, New York 11747
Tel 516-847-3000

New York Stock Exchange
Ticker Symbol: SEM